Exhibit 10.1

STOCK PURCHASE AGREEMENT
By and Among
ASTRONICS CORPORATION,
D M E CORPORATION
and
THE SHAREHOLDERS OF D M E CORPORATION
SIGNATORY HERETO
Dated as of January 28, 2009

SCHEDULES

Schedule	Description

1.1(a)	Accounts Payable
1.1(b)	Accounts Receivable
1.1(c)	Accrued Liabilities
1.1(e)	Inventory
2.2	Allocation of Closing Payment
3.1	Ownership of Shares
3.4(b)	Required Consents and Approvals
3.5	Capitalization
3.8	Additional Liabilities
3.9(a)	Tangible Personal Property
3.9(b)	Liens on Tangible Personal Property
3.11	Formerly Owned Real Property
3.12	Lease Violations
3.13(a)	Contracts; Loss Contracts
3.16	Insurance
3.17(b)	Infringements
3.17(c)	Intellectual Property; Grants of Licenses
3.17(d)	Third Party Intellectual Property
3.20	Inventory
3.21	Suppliers and Customers
3.22(a)	Personnel Matters
3.22(b)	Employee Claims
3.23(a)	Employee Plans
3.24	Environmental Matters
3.25	Affiliate Transactions
3.26	Bank Accounts; Powers of Attorney
3.27	Permits
3.28	Absence of Certain Changes
3.30(a)	Product Warranties
3.30(d)	Extended Warranties
3.31(a)	Import and Export Licenses
3.31(b)	Import and Export Disclosures
3.31(c)	Import and Export Violations
5.13	Allocation of Assets

EXHIBITS

Exhibit	Description

A	Form of Promissory Note
B	Form of Contingent Promissory Note

v

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of January 28, 2009 by and between ASTRONICS CORPORATION, a New York corporation (“Purchaser”), D M E CORPORATION, a Florida corporation (the “Company”), and the shareholders of the Company signatory hereto (such shareholders are sometimes hereinafter referred to individually as a “Shareholder” and, collectively as the “Shareholders”).
W I T N E S S E T H:
WHEREAS, the Shareholders own an aggregate of 26,693 shares of the common stock of the Company (the “Shares”), representing all of the issued and outstanding shares of capital stock of the Company;
WHEREAS, the Company is engaged in the development, design, manufacture and distribution of (i) weapons and communications test systems, (ii) training and simulation devices, (iii) aviation safety products and (iv) airport lighting products, and offers complementary services to its customers (the “Business"); and
WHEREAS, the Shareholders desire to sell, and the Purchaser desires to purchase, the Shares pursuant to this Agreement; and
WHEREAS, it is the intention of the parties hereto that, upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own all of the issued and outstanding shares of capital stock and all equity and voting interest in the Company.
NOW, THEREFORE, IT IS AGREED:
ARTICLE I
DEFINITIONS
Section 1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified below.
“Accounts Payable” means all bona fide accounts payable of the Company (exclusive of any accounts payable to Affiliates of the Company, Accrued Liabilities and Indebtedness) as of the Closing Date. Schedule 1.1(a) sets forth the Accounts Payable as of the date hereof, which Schedule shall be updated by the Company in accordance with Section 5.12 as of a date within two (2) Business Days prior to the Closing.
“Accounts Receivable” means all bona fide accounts receivable of the Company (exclusive of any accounts receivable attributable to Affiliates of the Company). Schedule 1.1(b) sets forth the Accounts Receivable as of the date hereof, which Schedule shall be updated by the Company in accordance with Section 5.12 as of a date within two (2) Business Days prior to the Closing.

“Accrued Liabilities” means all accrued expenses of the Company (exclusive of Accounts Payable and Indebtedness) of a type shown on the Financial Statements. Schedule 1.1(c) sets forth the Accrued Liabilities as of the date hereof, which Schedule shall be updated by the Company in accordance with Section 5.12 as of a date within two (2) Business Days prior to the Closing.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (ii) any officer, director, trustee or beneficiary of such Person, (iii) any spouse, parent, sibling or descendant of any Person described in clauses (i) or (ii) above, and (iv) any trust for the benefit of any Person described in clauses (i) through (iii) above or for any spouse, issue or lineal descendant of any Person described in clauses (i) through (iii) above.
“Agreed Claims” has the meaning assigned in Section 8.3(c).
“Agreement” has the meaning assigned in the Preamble.
“Authorized Stock” has the meaning assigned in Section 3.5.
“Balance Sheet Date” has the meaning assigned in Section 3.7(a).
“Books and Records” means originals or true copies of all operating data and records of the Company including, without limitation, financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, warranty files, batch and product serial number records and files, written operating methods and procedures, specifications, operating records and other information related to the Company’s assets, properties and rights, reference catalogues, insurance files, personnel records, records relating to potential acquisitions and other records, on whatever media, pertaining to the Company or its business or operations, or to customers or suppliers of, or any other parties having contracts or other business relationships with, the Company.
“Business” has the meaning assigned in the Recitals.
“Business Day” means any day, other than a Saturday, Sunday or a day on which banks are permitted or required by law to be closed in the State of New York.
“Certificate” has the meaning assigned in Section 8.3(a).

“Closing” has the meaning assigned in Section 2.4.
“Closing Date” has the meaning assigned in Section 2.4.
“Closing Payment” has the meaning assigned in Section 2.2.
“Code” means the Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement.
“Company” has the meaning assigned in the Preambles.
“Confidential Information” means any information (other than information which is generally available to the public, other than as a result of a breach by any Person with any confidentiality obligation to the Company) concerning the organization, business or finances of the Company or of any third party which the Company is currently under an obligation to keep confidential or that is currently maintained by the Company as confidential, including, without limitation, confidential or secret processes, products, technology, know-how, merchandising and advertising programs and plans, suppliers, services, techniques, customers and plans with respect to the Company.
“Contingent Promissory Notes” has the meaning assigned in Section 2.2.
“Contracts” means the agreements and commitments, whether written or oral, which are currently in effect and to which the Company is a party or by which the Company or its assets or properties are bound, including, without limitation, all contracts, agreements and commitments:
(i) which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company;
(ii) relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies in the ordinary course of business) in excess of $50,000 individually, or $200,000 in the aggregate;
(iii) involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company extended in the ordinary course of business), or investment in, any Person or relating to the making of any such loan, advance or investment;
(iv) involving Indebtedness;
(v) under which any Person (other than the Company) has directly or indirectly guaranteed Indebtedness;

(vi) granting or evidencing a Lien on any properties or assets of the Company;
(vii) providing for any management, consulting, financial advisory or any other similar service;
(viii) limiting the ability of the Company to engage in any line of business or to compete with any Person;
(ix) (including letters of intent) involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable;
(x) involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangements;
(xi) involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;
(xii) involving a confidentiality, standstill or similar arrangement;
(xiii) involving leases or subleases of personal property to which the Company is a party (as lessee or lessor) and involving an annual base rental payment in excess of $50,000;
(xiv) all Contracts involving the payment or receipt by the Company of $200,000 or more which are not cancelable by the Company without penalty on thirty (30) days’ or less notice; and
(xv) all other Contracts that are material to the business of the Company.
“Current Real Property” means the real property and improvements thereon leased by the Company commonly known as (i) 12889 Ingenuity Drive, Orlando, Florida 32826, (ii) 6830 Northwest 16th Terrace, Fort Lauderdale, Florida 33309, (iii) 603 Richard B. Russell Parkway, Suite C-1, Houston County, Georgia, (iv) 1216 Dawson Road, Suite 107, Albany, Georgia 31707, and (v) 1293 N. State Road 426, Unit 117, Oviedo, Florida 32765.
“Deductible Amount” has the meaning assigned in Section 8.2(d).
“Effective Time” has the meaning assigned in Section 2.4.
“Employee” has the meaning assigned in Section 3.22(a).
“Employee Plans” has the meaning assigned in Section 3.23(a).

“Environmental Law” means any Law, Order or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement.
“Financial Statements” has the meaning assigned in Section 3.7(a).
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and the pronouncements of the Financial Accounting Standards Board, which are in effect from time to time, consistently applied.
“Government Contract” means a Contract between the Company and a Governmental or Regulatory Authority, or a prime contractor or subcontractor thereof.
“Governmental or Regulatory Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Indebtedness” means, without duplication, (i) any obligations of the Company for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs) or indebtedness of the Company issued or incurred in substitution or exchange for obligations for borrowed money, (ii) any obligations of the Company evidenced by any note, bond, debenture or other debt security, (iii) any obligations of a Person other than the Company secured by a Lien against (A) the Company’s capital stock or (B) any right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, and owned by the Company or in which the Company has any interest, (iv) any obligations of the Company under capital leases, (v) any obligations of the Company which would become due and owing under any employment, severance, bonus, commission, non-competition or similar agreement upon the execution of this Agreement or the consummation of the transactions contemplated hereby, (vi) any checks written on bank accounts of the Company prior to the Closing Date which have not cleared as of the Closing Date, and (vii) all obligations of the types described in clauses (i) through (vi) above of any Person other than the Company, the payment of which is guaranteed, directly or indirectly, by the Company. Indebtedness shall not, however, include (a) Accrued Liabilities, (b) Accounts Payable, (c) the endorsement of negotiable instruments for collection in the ordinary course of business, or (d) indebtedness incurred with respect to tax distributions to the Shareholders on income prior to the Closing Date in the amount of $1,450,000, and (z) unliquidated progress payments received under Government Contracts.

“Indemnified Party” has the meaning assigned in Section 8.3(a).
“Indemnifying Party” has the meaning assigned in Section 8.3(a).
“Intellectual Property” shall mean all intellectual property used to conduct the Business including, without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives) other than off-the-shelf computer software subject to shrinkwrap or clickwrap licenses and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
“Inventory” means all raw material, work-in-process and finished goods inventory of the Company. Schedule 1.1(e) sets forth the Inventory as of the date hereof, which Schedule shall be updated by the Company in accordance with Section 5.12 as of a date within two (2) Business Days prior to the Closing.
“Law” means any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.
“Leases” means (i) the Agreement of Lease, dated June 30, 1993, by and between Welwyn Management Company (as assignee of Danis Properties Limited Partnership), as landlord, and the Company, as tenant, as renewed, assigned and amended, including by that certain First Amendment to Lease Agreement dated May 25, 2007 by and between AR3, Ltd., LLLP, as landlord and the Company, as tenant, with respect to the Current Real Property at 12889 Ingenuity Drive, Orlando, Florida 32826, (ii) the Lease Agreement commencing April 27, 2006 between Guaso, LLC, as landlord, and the Company, as tenant, with respect to the Current Real Property at 6830 Northwest 16th Terrace, Fort Lauderdale, Florida 33309, (iii) the Lease dated May 1, 2007 between Business Office Parks of America, as landlord, and the Company, as tenant, with respect to the Current Real Property at 603 Richard B. Russell Parkway, Suite C-1, Houston County, Georgia, (iv) the Lease dated July 29, 2008, between Trinity Investment Company, as landlord, and the Company, as tenant, with respect to the Current Real Property at 1216 Dawson Road, Suite 107, Albany, Georgia 31707, and (v) the Lease, dated June 19, 2008, between William F. Hayman, as landlord, and the Company, as tenant, with respect to the Current Real Property located at 1293 N. State Road 426, Unit 117, Oviedo, Florida 32765.

“Liens” means liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.
“Losses” has the meaning assigned in Section 8.2(a).
“Material,” “Material Adverse Change” or “Material Adverse Effect” means, (i) when used with respect to the Company or the Business, any change or effect that is material and adverse to the Company or the Business, or (ii) when used with respect to the Purchaser, any materially adverse change in or effect on (including any material delay) the ability of the Purchaser to perform its obligations hereunder.
“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.
“Permits” means all permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental or Regulatory Authority or other Person in connection with the operation of the Business and necessary to conduct the Business as presently conducted.
“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental or Regulatory Authority.
“Proceeding” means any claim, demand, action, suit, litigation, dispute, audit, inquiry, Order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding.
“Promissory Notes” has the meaning assigned in Section 2.2.
“Purchaser” has the meaning assigned in the Preambles.
“Purchase Price” has the meaning assigned in Section 2.2.
“Purchaser Shares” has the meaning assigned in Section 2.2.
“Representative” means any officer, director, manager, principal, attorney, accountant, agent, employee or other representative of any Person.
“Section 338(h)(10) Election” has the meaning assigned in Section 5.13.
“Shareholders’ Representative” has the meaning assigned in Section 10.13.

“Shares” has the meaning assigned in the Recitals.
“Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, through one or more Subsidiaries of such Person, has more than a 50% equity interest or more than 50% of the voting control.
“Tangible Personal Property” means all of the tangible personal property (other than Inventory) owned or leased by the Company or in which the Company has any interest, including, without limitation, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, tooling, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.
“Tax Return” means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.
“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.
“Transaction Costs” means the fees, costs and expenses of the Company in connection with the transactions contemplated hereby, including, without limitation, the fees and expenses of its counsel and financial advisers.
“Transaction Documents” means this Agreement, the Promissory Notes, the Contingent Promissory Notes, certificates representing the Purchaser Shares and all other instruments and agreements to be executed and delivered hereunder and thereunder.
“Warranty Obligations” has the meaning assigned in Section 5.10.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:
(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;
(b) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(c) references to Articles, Sections, Schedules and Recitals are references to articles, sections, schedules and recitals of this Agreement;
(d) reference to “day” or “days” are to calendar days;
(e) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and
(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.
Section 1.3 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement.
Section 1.4 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Company, it means the knowledge of Luis Mola, Brian Price, Diane Avidor and Ramon Rodriguez, after reasonable inquiry as to the matters that are the subject of such representations and warranties.
ARTICLE II
SALE OF SHARES
Section 2.1 Sale of Shares. On the terms, and subject to the conditions, set forth in this Agreement, the Shareholders agree to sell, assign, transfer and deliver to the Purchaser on the Closing Date, and the Purchaser agrees to purchase from the Shareholders on the Closing Date, the Shares. The certificates or other documentation representing the Shares held by each Shareholder shall be delivered to the Purchaser at the Closing, duly endorsed in blank, or accompanied by such other instruments of transfer as are reasonably acceptable to the Purchaser, in each case, with all necessary transfer tax and other revenue stamps, acquired at the Shareholders’ expense, affixed and canceled.

Section 2.2 Consideration. As the aggregate consideration for the Shares, the Purchaser shall pay and deliver to the Shareholders at the Closing (a) the sum of FORTY MILLION DOLLARS ($40,000,000), (b) promissory notes of the Purchaser payable to the Shareholders in the form of Exhibit A hereto in the aggregate principal amount of FIVE MILLION DOLLARS ($5,000,000) (the “Promissory Note”), (c) contingent promissory notes of the Purchaser payable to the Shareholders in the form of Exhibit B hereto in the aggregate principal amount of TWO MILLION DOLLARS ($2,000,000) (the “Contingent Promissory Notes”) plus (d) FIVE HUNDRED THOUSAND (500,000) shares of the Purchaser’s common stock, $.01 par value per share (the “Purchaser Shares”), minus the sum of (x) the aggregate amount of the Indebtedness and (y) the aggregate amount of the unpaid Transaction Costs. At Closing the Purchaser shall:
(a) pay an amount equal to FORTY MILLION DOLLARS ($40,000,000) minus the sum of the aggregate amount of the Indebtedness and the aggregate amount of the unpaid Transaction Costs (the “Closing Payment”) by wire transfer of immediately available funds to an account identified to the Purchaser by the Shareholders’ Representative at least two (2) days prior to the Closing, allocated to the Shareholders as set forth in Schedule 2.2;
(b) pay (i) the Indebtedness pursuant to the pay-off letters as required by Section 6.12 and (ii) the unpaid Transaction Costs;
(c) deliver the Promissory Notes and Contingent Promissory Notes to the Shareholders; and
(d) Deliver certificates representing the Purchaser Shares in the names and amounts as designated by the Shareholders’ Representative.
The amounts described in clauses (a), (b), (c) and (d) above, as adjusted pursuant to Section 2.3, are, collectively, the “Purchase Price.” The Purchase Price shall be allocated among the Shareholders in accordance with the percentage ownership of each Shareholder in the Company.
Section 2.3 Reserved.
Section 2.4 Closing. The closing of the sale and purchase of the Shares (the “Closing”) shall take place following the satisfaction or waiver of all of the conditions set forth in Article VI and Article VII at 10:00 A.M. New York time on January 30, 2009 at such place as the parties hereto shall agree (the “Closing Date”). Notwithstanding the foregoing, the effective time of the Closing shall be deemed to have occurred at 12:01 a.m., New York time, on January 30, 2009 (the “Effective Time”), it being the intent of the parties that the business of the Company on the Closing Date shall be for the account of the Purchaser.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS
The Company and the Shareholders, jointly and severally, represent and warrant to the Purchaser as follows:
Section 3.1 Ownership of Shares.
(a) Each Shareholder is the lawful owner, beneficially and of record of the shares of the Company’s common stock set forth next to each Shareholder’s name on Schedule 3.1, free and clear of all Liens. The Shareholders are, collectively, the lawful owners, beneficially and of record, of all of the Shares, free and clear of all Liens. The delivery to the Purchaser of the Shares pursuant to this Agreement will transfer to the Purchaser good and valid title to all of the issued and outstanding equity securities and voting interests of the Company, free and clear of all Liens.

(b) Each Shareholder (i) will acquire the Purchaser Shares for its own account without any view to the distribution thereof except in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” laws and other non-U.S. securities laws and (ii) acknowledges and agrees that the Purchaser Shares may be resold by such Shareholder only pursuant to an effective registration statement under the Securities Act of 1933, as amended and all applicable state securities and “blue sky” laws and other applicable non-U.S. securities laws or unless an exemption from such registration is available.
Section 3.2 Existence and Good Standing. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and (ii) has all requisite power and authority to own its property and to carry on its business as now conducted. The Company is not and is not required to be qualified to do business as a foreign corporation in any jurisdiction, except for such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.
Section 3.3 Authority and Enforceability. Each Shareholder has the legal capacity and all necessary power and authority and has taken all action necessary to authorize, execute and deliver the Transaction Documents, to consummate the transactions contemplated thereby, and to perform his, her or its obligations under the Transaction Documents. No other action on the part of the Shareholders is required to authorize the execution and delivery of the Transaction Documents and to consummate the transactions contemplated thereby. The Transaction Documents, when delivered in accordance with the terms hereof and thereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by each Shareholder and shall be valid and binding obligations of each such Shareholder, enforceable against him in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
Section 3.4 Consents and Approvals; No Violations.
(a) The execution and delivery by each Shareholder of the Transaction Documents will not, and the consummation by each such Shareholder of the transactions contemplated thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of the Company under: (i) any provision of the organizational documents of the Company; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to such Shareholder or the Company or by which any of their respective properties or assets may be bound; or (iii) any of the terms, conditions or provisions of any Contract.

(b) Except as set forth in Schedule 3.4(b) and except for the fact that the Shares to be sold to the Purchaser hereunder have not been registered under the Securities Act of 1933, as amended or under any state securities law and may not be resold or transferred by the Purchaser except in compliance therewith, and no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required (i) under any of the terms, conditions or provisions of any Law or Order applicable to any Shareholder or the Company or by which any Shareholder or the Company or any of their respective assets or properties may be bound, (ii) under any of the terms, conditions or provisions of any Contract or (iii) for the execution and delivery of the Transaction Documents by the Shareholders or the performance by the Shareholders of their obligations thereunder or the consummation of the transactions contemplated thereby.
Section 3.5 Capitalization. The authorized capitalization of the Company consists of 100,000 shares of common stock, no par value per share (the “Authorized Stock”), of which only the Shares are issued and outstanding All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in Schedule 3.5, no other equity securities of the Company are authorized, issued, outstanding or reserved for issuance. Except as set forth in Schedule 3.5, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the Authorized Stock or other equity or voting interest in the Company, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, Authorized Stock or other equity or voting interest in, the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any Authorized Stock of or other equity or voting interest in, the Company. Except as set forth in Schedule 3.5, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Authorized Stock or other equity or voting interest in the Company. The Company does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Company on any matter. There are no agreements or commitments to which the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any of its outstanding capital stock or other equity or voting interest in the Company or any other Person or (ii) vote or dispose of any of its outstanding capital stock or other equity or voting interest in, the Company. There are no irrevocable proxies and no voting agreements with respect to any of the Company’s outstanding capital stock or other equity or voting interest in the Company.
Section 3.6 Subsidiaries and Investments. The Company does not have any Subsidiaries. On the Closing Date, the Company does not own, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person.

Section 3.7 Financial Statements.
(a) The Company has furnished the Purchaser with (i) the audited balance sheets of the Company as of December 31, 2007 (the “Balance Sheet Date”) and December 31, 2006, the related audited statements of income for the three (3) years ended December 31, 2007, 2006 and 2005, all audited by Ernst & Young LLC, and (ii) the unaudited balance sheet of the Company as at November 23, 2008 and the related unaudited statements of income for the eleven (11) months then ended (the unaudited balance sheet of the Company as at November 23, 2008, is hereinafter referred to as the “Interim Balance Sheet”). The financial statements referred to above, including the footnotes thereto (collectively, the “Financial Statements”) have been prepared in accordance with GAAP, except, with respect to the Interim Balance Sheet and the related unaudited statements of income for the eleven (11) months ended November 23, 2008, for the absence of notes and normal year-end audit adjustments.
(b) The Financial Statements fairly present, in all material respects, (i) the financial condition of the Company at the dates thereof and (ii) the results of the Company’s operations and cash flows and the changes in its financial condition for the periods presented.
Section 3.8 Liabilities. The Company has no Material claims, obligations, liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or Indebtedness set forth in the Financial Statements, or specifically disclosed in the footnotes thereto (ii) the Accrued Liabilities, (iii) the Accounts Payable, (iv) the Contracts, (v) liabilities and obligations incurred between December 31, 2007 and the Closing Date in the ordinary course of business of the Company (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law) and (vi) liabilities set forth in Schedule 3.8.
Section 3.9 Tangible Personal Property.
(a) Schedule 3.9(a) sets forth (i) a depreciation list of each item of Tangible Personal Property owned by the Company having a book value in excess of $5,000 and (ii) a list of each item of Tangible Personal Property leased by the Company having an annual rental in excess of $10,000. Except as set forth in Schedule 3.9(a), there is no Tangible Personal Property used in the operation of the Business other than the Tangible Personal Property reflected in the Balance Sheet or thereafter acquired, except for Tangible Personal Property disposed of in the ordinary course of business, consistent with past practice, since the Balance Sheet Date. Except as set forth in Schedule 3.9(a), all of the Tangible Personal Property is located at the Current Real Property and there is no Tangible Personal Property used by the Company in the operation of its business located at the Current Real Property which is not owned or leased by the Company. The Tangible Personal Property, taken as a whole, is in reasonable working order and adequate for its intended use, ordinary wear and tear and normal repairs and replacements excepted.
(b) Except as set forth in Schedule 3.9(b), the Company has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, all of the Tangible Personal Property. The Company owns or has the exclusive right to use all of the Tangible Personal Property and assets necessary for the conduct of the Business as currently conducted.

Section 3.10 Books and Records. The Books and Records, as previously made available to the Purchaser and its Representatives, represent accurate records of all meetings of, and material action taken by (including action taken by written consent), the shareholders and directors of the Company in all material respects. All of the records, systems, controls, data or information of the Company, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including all means of access thereto and therefrom) are under the exclusive ownership and direct control of the Company.
Section 3.11 Owned Real Property. The Company does not presently own. Schedule 3.11 sets forth a list of real property formerly owned by the Company.
Section 3.12 Leased Real Property. The Leases are the only leases, subleases or other agreements relating to the use or occupancy of real property to which the Company is a party or bound. The Company has a valid leasehold interests in the real property described in the Leases, free and clear of any and all Liens. Each Lease is in full force and effect; all rents and additional rents due to date on the Leases have been paid; the Company has been in peaceable possession since the commencement of the original term of the Leases and is not in default thereunder; no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessors; and , except as set forth on Schedule 3.4(b), there exists no default or event, occurrence, condition or act (including the transfer of the Shares) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default under any Lease. Except as set forth on Schedule 3.12, the Company has not violated and is not currently in violation of any of the terms or conditions under any Lease in any material respect, and, to the knowledge of the Company, all of the covenants to be performed by the lessor under the Leases have been fully performed.
Section 3.13 Contracts.
(a) Schedule 3.13 sets forth a true and complete list of all Contracts. Each Contract is in full force and effect and there exists no (i) default or event of default by the Company or, to the knowledge of the Company, any other party to any such Contract with respect to any material term or provision of any such Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or, to the knowledge of the Company, any other party thereto, with respect to any material term or provision of any such Contract. Except as set forth in Schedule 3.13, the Company is not a party to any Contract where the cost of completion of such Contract would be reasonably expected to exceed the balance of monies to be paid by a customer or other Person to the Company under such Contract.
(b) Except as set forth on Schedule 3.13, with respect to each Government Contract, (i) neither the United States government nor any prime contractor or subcontractor thereof or other Person has notified the Company in writing that the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any such Government Contract in any material respect, (ii) the Company has not received any written notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to any such Government Contract, (iii) as of the date of this Agreement, other than in the ordinary course of business, to the knowledge of the Company, no cost incurred by the Company pertaining to any such Government Contract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental or Regulatory Authority and (iv) as of the date of this Agreement, no payments due to the Company pertaining to any such Government Contract has been withheld or set off, nor has any written claim been made to withhold or set off money, and the Company is entitled to all payments received to date with respect thereto.

(c) Except as set forth on Schedule 3.13, to the knowledge of the Company, (i) neither the Company nor any director, officer, employee, consultant or other Representative of the Company is, or since January 1, 2004 has been, under administrative, civil or criminal investigation, indictment or information by any Governmental or Regulatory Authority or under any audit or investigation by the Company with respect to any alleged act or omission arising under or relating to any Government Contract, offer or bid and (ii) the Company has made no voluntary disclosure with respect to any alleged irregularity, mischarging, misstatement or omission arising under or related to any Government Contract, offer or bid that has led or would be reasonably likely to lead, either before or after the Closing Date, to any of the consequences set forth in clauses (i) or (ii) above or any other damage, penalty assessment, recoupment or payment or disallowance of cost.
(d) Neither the Company nor any director, officer or employee of the Company has been suspended, debarred or, to the knowledge of the Company, proposed for disbarment from participation in the award of any Government Contract, offer or bid with the United States government or any other Governmental or Regulatory Authority (excluding for this purpose ineligibility to bid on certain Government Contracts due to generally applicable bidding requirements). To the knowledge of the Company, there exists no facts or circumstances that would be reasonably likely to result in the institution of suspension or debarment Proceedings or the finding of non-responsibility or ineligibility on the part of the Company or any of its directors, officers or employees.
Section 3.14 Litigation. There is no Proceeding pending by (or to the knowledge of the Company, any investigation by) any Governmental or Regulatory Authority or any other Person, or, to the knowledge of the Company, threatened, against or affecting the Company, or any of its assets or rights. The Company is not subject to any Order.
Section 3.15 Taxes. Since January 1, 1999:
(a) the Company has duly filed each Tax Return required to be filed by it (taking into account extensions), and all such Tax Returns are true, correct and complete in all material respects;
(b) the Company has paid all Taxes required to be paid by it (whether or not shown due on any Tax Return);
(c) the Company has complied with all Laws relating to the payment and withholding of Taxes and has, within the manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it;

(d) no pending or, to the knowledge of the Company, threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of the Company;
(e) no written claim has been made by any tax authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation in that jurisdiction;
(f) no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes is currently in force;
(g) the Company is not a party to any agreement providing for the allocation or sharing of any Taxes imposed on or with respect to any Person, and the Company (A) has not been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return or (B) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor;
(h) the federal income Tax Returns of the Company have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through December 31, 2005. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid;
(i) no state or local income Tax Returns were required to have been filed by the Company that were not filed;
(j) the Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b);
(k) the Company has previously delivered or made available to the Purchaser (A) complete and accurate copies of all Tax Returns of the Company for the prior three (3) tax years; (B) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Company and (C) any closing agreements entered into by the Company with any tax authority in each case existing on the date hereof;
(l) the Company has made a valid S election under Section 1362 of the Code and has made all such elections required under analogous provisions of state and local law. All such elections were effective for the tax year of the Company beginning April 1, 1999 and remain in full force and effect through the date hereof;
(m) the Company is not presently and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(n) the Company has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company, and the IRS has not initiated or proposed any such adjustment or change in accounting method;
(o) the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code within the past five years;
(p) the Company has disclosed on all relevant Tax Returns any positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Section 6662 of the Code; and
(q) the Company is not a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.
Section 3.16 Insurance. Set forth in Schedule 3.16 is a list and description of each insurance policy that covers the Company (including self-insurance), specifying as to each policy (i) the carrier, (ii) policy number, (iii) coverage limits and deductibles, (iv) expiration date, (v) annual premiums, (vi) type of coverage provided, (vii) policy exclusions and (viii) whether such policy is claims or occurrence based. Such policies are in full force and effect, all premiums thereon which are due have been paid, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. The Company is not in default under any of the insurance policies set forth in Schedule 3.16 (or required to be set forth in Schedule 3.16) and there exists no event, occurrence, condition or act (including the transfer of the Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to become a default thereunder. The Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened, and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to entitle any insurer to terminate or cancel any such policies. Schedule 3.16 also sets forth a list of all pending claims and the claims history for the Company during the past five (5) years (including with respect to insurance obtained during such period but not currently maintained).
Section 3.17 Intellectual Property.
(a) The Company owns, or has the right to use, all Intellectual Property necessary for the conduct of the Business as currently conducted. No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor, to the knowledge of the Company, does any valid basis for any such claim exist. The Company’s operations and business do not infringe or misappropriate the Intellectual Property rights of any Person. The Company has taken reasonable steps to maintain and protect as confidential and proprietary all of its trade secrets and other non-public proprietary information.

(b) Except as set forth on Schedule 3.17(b), (i) the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and in the last five (5) years, the Company has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any intangible property rights of any third party) which has not been resolved and (ii) to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property.
(c) Schedule 3.17(c) identifies (i) each patent or registration which has been issued to the Company with respect to any of the Intellectual Property, (ii) each pending patent application or application for registration which the Company has made with respect to any of the Intellectual Property and (iii) each license, sublicense or other agreement which the Company has granted to any third party with respect to any of the Intellectual Property. Schedule 3.17(c) also identifies each copyright, trademark, service mark, trade name or unregistered mark used by the Company in connection with the Business. Except as set forth on Schedule 3.17(c), with respect to each item of Intellectual Property required to be identified in Schedule 3.17(c): (i) the Company possesses all right, title and interest in and to the item, free and clear of any Liens or licenses, (ii) the item is not subject to any outstanding Order, (iii) no Proceeding is pending or, to the knowledge of the Company, threatened which challenges the legality, validity, enforceability, use or ownership of the item and (iv) other than routine indemnities given to distributors, sales representatives, dealers and customers, the Company does not have any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
(d) Schedule 3.17(d) identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to a license, sublicense or agreement. The Company has delivered to the Purchaser correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date). Except as set forth on Schedule 3.17(d), with respect to each item of Intellectual Property required to be identified in Schedule 3.17(d): (i) each license, sublicense or other agreement covering the item is enforceable and, following the Closing, will continue to be enforceable on substantially similar terms and conditions, (ii) neither the Company nor, to the knowledge of the Company, any other party to a license, sublicense or other agreement is in breach or default, and no event has occurred which, with notice or lapse of time, would reasonably be expected to constitute a breach or default or permit early termination, modification or acceleration thereunder, (iii) neither the Company nor, to the knowledge of the Company, any other party to a license, sublicense or other agreement has repudiated any provision thereof, (iv) the underlying item of Intellectual Property is not subject to any outstanding Order, (v) no Proceeding is pending or, to the knowledge of the Company, threatened which challenges the legality, validity, enforceability or use of the underlying item of Intellectual Property and (vi) the Company has not granted any sublicense or similar right with respect to any license, sublicense or other agreement.

Section 3.18 Compliance with Laws. The Company (and its assets and properties) has complied and is in compliance with all applicable Laws, Orders and Permits, except for such non-compliance which, individually or in the aggregate, would not constitute a Material Adverse Effect. The Company has not received any notice to the effect that, or otherwise been advised that, the Company or any of its assets and properties are not in compliance with any applicable Law, Order or Permit and, to the knowledge of the Company, there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in violations of any applicable Law, Order or Permit.
Section 3.19 Accounts Receivable; Accounts Payable; Accrued Liabilities.
(a) All of the Accounts Receivable represent sales actually made or services actually performed by the Company and each is the valid and enforceable obligation of the obligor thereto. To the knowledge of the Company, all of the Accounts Receivable will be good and collectible in full in the ordinary course of business and in any event not later than one hundred twenty (120) days after the Closing Date, and none of such Accounts Receivable is, or at the Closing Date will be, subject to any counterclaim or set-off except to the extent of any such provision or reserve.
(b) The Accounts Payable and Accrued Liabilities have arisen in bona fide arm’s length transactions in the ordinary course of business. There are no unpaid invoices or bills representing amounts alleged to be owed by the Company, or other alleged obligations of the Company, which the Company has disputed or determined to dispute or refuse to pay.
Section 3.20 Inventory. Except as set forth in Schedule 3.20, (i) the Inventory is in the physical possession of the Company and (ii) none of the Inventory has been pledged as collateral or otherwise is subject to any Lien (other than any Lien imposed as a matter of law) or is held on consignment from others. The Inventory was acquired or produced by the Company in the ordinary course of business. Except as reflected in the reserve for obsolete Inventory reflected in the Financial Statements, the Inventory is good and merchantable and is of a quality and quantity presently useable and salable by the Company in the ordinary course of business.
Section 3.21 Suppliers and Customers. Schedule 3.21 sets forth the top ten (10) customers and suppliers of the Company, based on sales volume, for the period beginning on January 1, 2008 and ending on the date hereof. The relationship of the Company with each such supplier and customer is a good commercial working relationships, and except as set forth in Schedule 3.21, to the knowledge of the Company, (i) no such supplier or customer has canceled or otherwise terminated its relationship with the Company, and (ii) the Company has no reasonable basis to believe that any supplier or customer set forth on Schedule 3.21 intends to cancel or otherwise terminate its relationship with the Company. The Company has not received any notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company either as a result of the transactions contemplated hereby or otherwise. Except as set forth in Schedule 3.21, no customer of the Company has any re-stocking rights or similar right to return any non-defective products to the Company for reimbursement or credit.

Section 3.22 Personnel.
(a) Schedule 3.22(a) identifies for each current employee of the Company (an “Employee”), his or her name, department and current base salary or wages.
(b) (i) the Company does not have any obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, (ii) to the knowledge of the Company, the Company is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against the Company pending or, to the knowledge of the Company, threatened before any Governmental or Regulatory Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the knowledge of the Company, threatened against the Company and no material grievance currently being asserted, (iv) the Company has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three (3) years immediately preceding the date of this Agreement and (v) except as set forth in Schedule 3.22(b), to the knowledge of the Company, there are no claims against the Company by any Person for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Law and, to the knowledge of the Company, no valid basis for any such claim exists.
(c) To the knowledge of the Company, the Company has classified each individual who currently performs services for or on behalf of the Company as a contractor or employee in accordance with all applicable Laws, except where such failure to have made the correct classification will not result in a Material Adverse Effect.
(d) The Company has on file a valid Form I-9 for each current Employee hired by the Company on or after November 7, 1986 and for each employee whose employment with the Company terminated on or after October 1, 2005. All Employees are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the U. S. Department of Homeland Security or (iv) aliens who have been continually employed by the Company since November 6, 1986. With respect to the Employees, the Company has not been the subject of an immigration compliance or employment visit from, nor has the Company been assessed any fine or penalty by, or been the subject of any Order or directive of, the United States Department of Labor or the U. S. Department of Homeland Security.
Section 3.23 Employee Benefit Plans.
(a) Schedule 3.23(a) sets forth a list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, retention, change in control, deferred compensation and other compensatory plans, policies, programs, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into or made by the Company with or for the benefit of, or relating to, any current or former Employee, director or other independent contractor of, or consultant to, the Company and with respect to which the Company has or may have any direct or indirect liability (together, the “Employee Plans”).

(b) The Company has provided the Purchaser true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to Employees, (vi) any trust or other funding governing documents for vehicles maintained as part of any Employee Plan, and (vii) the two most recent annual and periodic accountings of related plan assets.
(c) Neither the Company nor any of its directors, officers, Employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable directly or indirectly (through an indemnification obligation or otherwise) to the Company or any Employee Plan.
(d) All Employee Plans have been administered in accordance with their terms and in compliance in all material respects with Law. No compensation paid or required to be paid under any Employee Plan is or will be subject to additional tax under Section 409A(1)(B) of the Code.
(e) There are no pending or, to the knowledge of the Company, threatened claims, arbitrations, regulatory or other Proceedings (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan.
(f) Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service which is currently in effect. To the knowledge of the Company, nothing has occurred since the date of the determination letter that would adversely effect the qualification or tax exempt status of such Employee Plan and its related trust.
(g) All contributions or payments required to be made before the Effective Time under the terms of any Employee Plan will have been made by the Effective Time. Contributions that are not yet due on or before the Effective Time have been accrued on the Financial Statements.
(h) The Company does not contribute, nor within the six-year period ending on the date hereof has it contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
(i) No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former Employees, directors, consultants or other personnel of the Company for periods extending beyond their retirement or other termination of service(other than group health plan continuation coverage mandated by Law), except that the Employee Plans provide for coverage through the end of the month in which an employee’s employment with the Company terminates.
(j) No condition exists that would prevent the Company from amending or terminating any Employee Plan providing health or medical benefits in respect of any active Employee.

Section 3.24 Environmental Matters. Except as set forth in Schedule 3.24, (i) the Company is now, and at all times prior to the Closing Date has been, in material compliance with all applicable Environmental Laws, and has obtained, and is in compliance with, all Permits required of it under applicable Environmental Laws; (ii) there are no claims, Proceedings, investigations or actions by any Governmental or Regulatory Authority or other Person or entity pending, or to the knowledge of the Company, threatened, against the Company under any Environmental Law; and (iii) there are no facts, circumstances or conditions relating to the past or present business or operations of the Company (including the disposal of any wastes, hazardous substances or other materials), or to any real property or improvements now or formerly owned, leased, used, operated or occupied by the Company, that could reasonably be expected to give rise to any claim, Proceeding or action, or to any liability, under any Environmental Law.
Section 3.25 Affiliate Transactions. Except as set forth in Schedule 3.25, (i) there are no Contracts, liabilities or obligations between the Company, on the one hand, and any Affiliate of the Company on the other hand and (ii) neither the Company, nor any Affiliate of the Company nor any Shareholder or director of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.25.
Section 3.26 Bank Account; Powers of Attorney. Set forth in Schedule 3.26 is an accurate and complete list showing (i) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (ii) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.
Section 3.27 Permits. Schedule 3.27 contains a complete and accurate list of all material Permits obtained or possessed by the Company, the date each such Permit was last granted to the Company and the current term of each Permit. The Company has obtained and possesses all Permits, except where the failure to obtain such Permit would likely result in a Material Adverse Effect; and has made all registrations or filings with or notices to any Governmental or Regulatory Authority necessary for the lawful conduct of the Business as presently conducted, or necessary for the lawful ownership of the its assets and properties or the operation of its business as presently conducted. All such Permits are in full force and effect. The Company is in compliance with all such Permits except for such non-compliances that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.27, each such Permit can be renewed or transferred in the ordinary course of business. Any applications for the renewal of any such Permit which are due prior to the Closing Date will be timely made or filed by the Company prior to the Closing Date. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the knowledge of the Company, threatened, and the Company does not know of any valid basis for such Proceeding, including the transactions contemplated hereby. No administrative or governmental action or Proceeding has been taken or, to the knowledge of the Company, threatened, in connection with the expiration, continuance or renewal of any such Permit and, to the knowledge of the Company, no valid basis for any such Proceeding exists.

Section 3.28 Absence of Changes. Except as set forth in Schedule 3.28, since the Balance Sheet Date there has not been a Material Adverse Change with respect to the Company, no fact, circumstance or event exists or has occurred which would, individually or in the aggregate, result in a Material Adverse Change with respect to the Company and the Company has not:
(a) increased the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee or agent, other than in accordance with the Company’s usual practices;
(b) made any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, personnel, consultant or agent, except for payments that were already accrued prior to the Balance Sheet Date or cash dividends paid to the Shareholders prior to Closing;
(c) entered into, materially amended or become subject to any Contract or any contract or agreement outside the ordinary course of business;
(d) permitted any of its properties or assets to be subject to any Lien (other than Permitted Liens);
(e) sold, transferred, leased, licensed or otherwise disposed of any assets or properties except for (i) sales of Inventory in the ordinary course of business consistent with past practice and (ii) leases or licenses entered into in the ordinary course of business consistent with past practice;
(f) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;
(g) made any capital expenditure or commitment therefor in excess of $50,000 individually or $100,000 in the aggregate or otherwise acquired any assets or properties (other than Inventory in the ordinary course of business consistent with practice) or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;
(h) entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(i) written-off as uncollectible any notes or Accounts Receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves;
(j) granted any special conditions with respect to any Account Receivable other than in the ordinary course of business consistent with past practice;
(k) failed to pay any Account Payable on a timely basis in the ordinary course of business consistent with past practice;
(l) canceled or waived any claims or rights of substantial value;
(m) made any change in any method of accounting or auditing practice;
(n) paid, discharged, settled or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements;
(o) conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice; or
(p) entered into any contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.
Section 3.29 Brokers’ or Finders’ Fees. Except for Houlihan Lokey Howard & Zukin Capital, Inc., no agent, broker, Person or firm acting on behalf of the Shareholders, the Company or any of their respective Affiliates is, or will be, entitled to any commission or brokers’ or finders’ fees from the Company or the Purchaser, or from any of their Affiliates, in connection with any of the transactions contemplated by this Agreement.
Section 3.30 Product Warranties.
(a) Schedule 3.30(a) contains a form of each product warranty relating to products produced or sold by the Company or services performed by the Company which will be in effect on the Closing Date.
(b) No products designed, manufactured, marketed or sold by the Company have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past five (5) years (for purposes of this Section 3.30, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (ii) no Proceedings by (or to the knowledge of the Company, no investigations by) any Governmental or Regulatory Authority have been instituted, threatened or completed at any time during the past five (5) years seeking the recall, withdrawal, suspension or seizure of any product sold by the Company.

(c) To the knowledge of the Company, no material defect exists in any design, materials, manufacture or otherwise in any products designed, manufactured, marketed or sold by the Company during the past five (5) years or any defect in, or replacement of, any such products exists which could give rise to any material claim.
(d) Except as provided in any of the standard product warranties described in Section 3.30(a) and as otherwise set forth in Schedule 3.30(d), the Company has not sold any products or services which are subject to an extended warranty of the Company beyond twelve (12) months and which warranty has not yet expired.
(e) Each of the products of the Company has been designed and manufactured to meet and comply in all material respects with all governmental standards and specifications currently in effect. To the knowledge of the Company, there are no statements, citations or decisions by any Governmental or Regulatory Authority or any product testing laboratory stating that any product of the Company is unsafe or fails to meet any standards, whether mandatory or voluntary, promulgated by such Governmental or Regulatory Authority or testing laboratory, as the case may be, nor have there been any mandatory or voluntary recalls of any product of the Company. To the knowledge of the Company, there has been no pattern of defects in the design, construction, manufacture, assembly or installation of any product designed, manufactured, marketed or sold by the Company nor any fact relating to any such product that may reasonably be expected to impose a duty on the Company to recall any product or warn any customer of a defect in any product.
Section 3.31 Export Control Regulations.
(a) Schedule 3.31(a) contains a true and complete list of (i) all current and active import and export licenses issued by the United States government for the products imported or exported by the Company and for the procurement by the Company of materials related to the manufacture of its products; (ii) a complete and current accounting of licensing exemptions used by the Company for products being imported or exported; and (iii) all export related agreements, including, but not limited to, technical assistance agreements, manufacturing license agreements, distribution and warehousing agreements with any non-U.S. entity for the manufacture of export controlled designs or for the transfer of technical information between the Company and a non-U.S Person.
(b) Schedule 3.31(b) contains a true and complete list of all voluntary disclosures made, currently in process or proposed for submission to the U.S. Government by the Company with respect to import and export matters.
(c) Except as set forth in Schedule 3.31(c), to the knowledge of the Company, no current or past violation of the regulations of the United States or of any foreign government as related to the import or export of the products of the Company have occurred.
(d) The Company has an Export Compliance Program that has been administered in such a manner as to reasonably assure that the Company has been conducted in compliance with the U.S. Government regulations regarding the export of commercial and defense related products and technology.

Section 3.32 Full Disclosure. This Agreement (including the Schedules) does not (i) contain any representation, warranty or information of or relating to the Company or the Shareholders that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. Any item listed in any Schedule shall be also be considered to have been listed on all other Schedules to the extent the applicability to such other Schedules is reasonably evident.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Shareholders as follows:
Section 4.1 Existence and Good Standing. The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, (ii) has all requisite corporate power and authority to own its property and to carry on its business as now conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.
Section 4.2 Authority and Enforceability. The Purchaser has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby, and to perform its obligations under this Agreement and the Transaction Documents. No other action on the part of the Purchaser is required to authorize the execution and delivery of this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by the Purchaser and shall be valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
Section 4.3 Consents and Approvals; No Violations.
(a) The execution and delivery of this Agreement by the Purchaser do not, the execution and delivery by the Purchaser of the other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby will not and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under: (i) any provision of the certificate of incorporation or by-laws of the Purchaser; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to the Purchaser or by which any of its properties or assets may be bound (iii) any Contract to which the Purchaser is a party, or by which any of its properties or assets is bound.

(b) No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order, any Contract to which the Purchaser is a party or by which any of its properties or assets is bound, for the execution and delivery of this Agreement and the Transaction Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby and thereby.
Section 4.4 Brokers’ or Finders’ Fees. No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or brokers’ or finders’ fees from the Shareholders or from their respective Affiliates, in connection with any of the transactions contemplated by this Agreement.
Section 4.5 Purchaser Shares, Promissory Notes and Contingent Promissory Notes. The Purchaser Shares, when delivered pursuant to this Agreement, will be (i) duly authorized, validly issued and non-assessable and (ii) free and clear of all Liens, except that such Purchaser Shares will not be registered under the Securities Act of 1933, as amended, or any state securities law, and will be subject to restrictions on transfer. When issued pursuant to this Agreement, the Promissory Notes and the Contingent Promissory Notes will be free and clear of all Liens.
Section 4.6 Full Disclosure. This Agreement (including the Schedules) does not (i) contain any representation, warranty or information of or relating to the Purchaser that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.
ARTICLE V
COVENANTS
Section 5.1 Public Announcements. Neither the Company, the Shareholders nor the Purchaser shall, nor shall any of their respective Affiliates, without the approval of the other parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange.
Section 5.2 Investigation by the Purchaser. During the period beginning on the date of this Agreement and ending on the Closing Date, the Purchaser and each of its Representatives will continue to conduct a review of the Company and the Business. In connection with such review, the Shareholders shall grant, and cause the Company to grant, to the Purchaser and each of Purchaser’s Representatives full access to the Books and Records, property, assets and personnel of the Company upon reasonable prior notice and during normal business hours. In connection with such review, the Shareholders agree, and shall cause the Shareholders’ Representative, upon reasonable prior notice, to (i) cooperate with the Purchaser and each of Purchaser’s Representatives, (ii) provide all information, and all documents and other data relating to such information, reasonably requested by the Purchaser or any Representative of the Purchaser and (iii) permit the Purchaser and each of Purchaser’s Representatives to inspect any assets of the Company or the Business.

Section 5.3 Notifications, Consents and Approvals. As soon as practicable, the Purchaser and the Shareholders shall commence all reasonable actions to obtain the consents and approvals (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings marked with an asterisk in Schedule 3.4(b)) and to make the filings required to consummate the transactions contemplated by this Agreement.
Section 5.4 Conduct Pending Closing. From the date of this Agreement to the Closing Date, and except as otherwise specifically provided in this Agreement or consented to or approved by the Purchaser in advance in writing, such consent or approval not to be unreasonably withheld or delayed, the Shareholders agree as follows:
(a) the Shareholders shall cause the Company to carry on its business substantially in the same manner as heretofore conducted and shall not engage in any transaction or activity, enter into or amend any agreement or make any commitment except in the ordinary course of business;
(b) the Shareholders shall use reasonable commercial efforts to preserve the Company’s existence and business organization intact and to preserve the Company’s business, properties, assets and relationships with its personnel, suppliers, customers and others with whom it has business relations;
(c) the Shareholders shall cause the Company to distribute all cash and cash equivalents to the Shareholders, except for cash necessary to cover outstanding checks as of the date of the Closing;
(d) the Shareholders shall cause the Company to not (A) grant any special conditions with respect to any Account Receivable other than in the ordinary course of business consistent with past practice, (B) fail to pay any Account Payable on a timely basis in the ordinary course of business consistent with past practice, (C) except as disclosed in this Agreement, make or commit to make any capital expenditures in excess of $10,000 in the aggregate without the prior written consent of the Purchaser or (D) start up or acquire any new business or product line which is not similar to or directly complementary to any existing business or product line;
(e) the Shareholders shall cause the Company to not enter into any settlement with respect to any Proceeding against or relating to the Company; and
(f) the Shareholders shall not voluntarily take any action or cause the Company to take any action, or voluntarily fail to take any action or cause the Company to voluntarily fail to take any action the failure of which, would cause, any representation or warranty of the Shareholders contained in this Agreement to be breached or untrue in any material respect.

Section 5.5 Notification of Certain Matters.
(a) The Shareholders shall give prompt written notice to the Purchaser of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which the Shareholders have knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of the Shareholders contained in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of the Shareholders or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Shareholders under this Agreement.
(b) The Purchaser shall give prompt written notice to the Shareholders of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which the Purchaser has knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of the Purchaser contained in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of the Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Purchaser under this Agreement.
Section 5.6 Access to Records and Personnel. For a period of seven (7) years after the Closing Date, the Shareholders and their Representatives will have reasonable access to (including the right to make copies of) all Books and Records of the Company to the extent that such access may reasonably be required in connection with matters relating to (i) all matters as to which the Shareholders are required to provide indemnification under this Agreement or (ii) the preparation of any Tax Returns required to be filed by the Shareholders with respect to any period, whether ending prior to, on or after the Closing. Such access will be afforded by the Purchaser upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt the Purchaser’s normal business operations. The Shareholders will be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.6. If the Purchaser wishes to dispose of any Books and Records prior to the expiration of the seven-year period, the Purchaser shall, prior to such disposition, give the Shareholders a reasonable opportunity, at the Shareholders’ expense, to segregate and remove such books and records as the Shareholders may select.
Section 5.7 Further Assurances. At any time and from time to time after the Closing, the Shareholders shall, at the reasonable request of the Purchaser and at the Purchaser’s expense but without further consideration, execute and deliver any further deeds, bills of sale, endorsements, assignments, and other instruments of conveyance and transfer, and take such other actions as the Purchaser may reasonably request in order (i) to more effectively transfer, convey, assign and deliver to the Purchaser, and to place the Purchaser in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in the Purchaser all right, title and interest in, to and under the Shares and the assets, properties and rights of the Company, or (ii) to otherwise carry out the intents and purposes of this Agreement.

Section 5.8 No Negotiation. Until such time as this Agreement may be terminated pursuant to Section 9.1, the Shareholders shall not, and shall cause the Company not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, or discuss or negotiate with any Person other than the Purchaser or its Representatives relating to an acquisition or other disposition of the Shares, any other shares of the Authorized Stock or the assets, properties and rights of the Company.
Section 5.9 Tax Matters. The following provisions will govern the allocation of responsibility as among the Purchaser and the Shareholders for certain Tax matters following the Closing Date:
(a) Tax Periods Ending Prior to the Closing Date. The Shareholders shall prepare or cause to be prepared and file by the original due date or cause to be filed by the original due date all Tax Returns for the Company for all periods ending prior to the Closing Date which are filed after the Closing Date and the Shareholders shall pay all Taxes due in connection therewith. The Shareholders shall provide the Purchaser with copies of all such Tax Returns at least 15 days prior to filing for the Purchaser’s review and approval, such approval not to be unreasonably withheld or delayed. Except as otherwise required by applicable Laws, each of such Tax Returns must be prepared in a manner consistent with Tax Returns prepared and filed by the Company prior to the Closing Date. The amount of such Taxes of the Company with respect to such periods shall be a set-off against the remaining payments due under the Promissory Notes.
(b) Tax Periods Beginning Before and Ending at the Closing Date. The Shareholders shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end at the Closing Date. The Shareholders shall provide the Purchaser with copies of all such Tax Returns at least 15 days prior to filing for the Purchaser’s review and approval, such approval not to be unreasonably withheld or delayed. Except as otherwise required by applicable Law, such Tax Returns will be prepared in a manner consistent with Tax Returns prepared and filed by the Company prior to the Closing Date. The amount of such Taxes of the Company with respect to such periods shall be a set-off against the remaining payments due under the Promissory Notes.
(c) Cooperation on Tax Matters. The Purchaser and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.9 and any Proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and the Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Shareholders, as applicable, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) after the expiration of the statute of limitations, to give the other party reasonable written notice prior to destroying or discarding any such books and records, and, if the other party so requests, the Purchaser or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records. The Purchaser and the Shareholders agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereunder).

Section 5.10 Warranty Obligations. Following the Closing Date, the Purchaser shall, at the Shareholders’ cost and expense, perform all warranty obligations with respect to products manufactured and sold by the Company prior to the Closing Date pursuant to the terms of the warranties issued in connection with such sales which in the case of the Viper T system (also known as TETS) shall be for the initial two (2) year term commencing upon acceptance by the Government, it being understood that the Purchaser shall be responsible for any extension of the Warranty Obligations with respect to the Viper T system beyond the initial two (2) year term provided that such extension is granted after the Closing Date (the “Warranty Obligations”). The Warranty Obligations to be paid, performed, and discharged by the Purchaser shall be limited to the obligations stated under the applicable warranties of the Company. Products will be deemed to be “manufactured and sold” prior to the Closing Date if such products were completed, sold and shipped or were in or finished goods Inventory prior to the Closing Date. Products that were not completed prior to the Closing Date or were in raw materials or work in process shall not be deemed to have been manufactured and sold prior to the Closing Date and any Warranty Obligations with respect to such products shall be the sole responsibility of the Purchaser. As consideration for the Purchaser’s performance of the Warranty Obligations, the Shareholders shall pay to the Purchaser the “factory cost” incurred by the Purchaser in performing such Warranty Obligations, payable first, to the extent of amounts remaining payable under the Promissory Notes and/or the Contingency Promissory Notes, as a set-off against such amounts, and, if such remaining amounts payable under the Note are insufficient or unavailable, from the Shareholders by wire transfer of immediately available funds to the account designated in writing by the Purchaser. Factory cost shall include all direct costs of labor and materials actually paid by Purchaser net of any recoveries received from suppliers. Purchaser will use its reasonable efforts to perform the Warranty Obligations in the most cost effective manner, utilizing personnel familiar with the subject product and will take all reasonable efforts to have suppliers to the Company pay amounts owed by them with respect to Warranty Obligations or perform the warranty work which they are obligated to perform. Notwithstanding the above, the Shareholders shall have no obligation to pay or reimburse the Purchaser for Warranty Obligations until, and then only to the extent, that the Warranty Obligations exceed FIVE HUNDRED THOUSAND DOLLARS ($500,000).
Section 5.11 Confidentiality.
(a) Commencing on the date hereof and continuing for a period of five (5) years thereafter, (i) each of the Shareholders will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Purchaser of any such order), directly or indirectly, any Confidential Information with respect to the Business and (ii) the Shareholders will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Purchaser or the Business.

(b) Commencing on the date hereof and thereafter, the Shareholders shall not take any action to disparage or criticize the Purchaser or its Affiliates, directors, owners, personnel or customers, or to engage in any other action that is intended to injure or hinder the business relationships of the Business.
(c) It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.11 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.11 shall be adjudicated to be invalid or unenforceable, this Section 5.11 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.
(d) The parties recognize that the performance of the obligations under this Section 5.11 by the Shareholders is special, unique and extraordinary in character, and that in the event of the breach by the Shareholders of the terms and conditions of this Section 5.11, the Purchaser and the Company shall be entitled, if they so elect, to obtain damages for any breach of this Section 5.11 or to enforce the specific performance thereof by the Shareholders.
Section 5.12 Update of Schedules. From time to time prior to the Closing Date, the Shareholders may provide updates of all Schedules attached hereto to reflect changes thereto, including changes to any representations and warranties in Article III as to which no Schedules have been created as of the date hereof but as to which a Schedule would have been required to have been created on or before the date hereof if such changes had existed on the date hereof; provided, however, that the Shareholders shall deliver such updated Schedules not less than two (2) Business Days prior to the Closing Date in accordance with the provisions of Section 10.4 and shall provide any additional information with respect to such updated Schedules that the Purchaser may reasonably request within one (1) Business Day after such request. If any such updated Schedule represents a material change from such Schedule as attached to this Agreement on the date hereof, the Purchaser may terminate this Agreement in reliance on Section 9.1.
Section 5.13 Section 338(h)(10) Election. With respect to the acquisition of the Shares hereunder, the Purchaser and the Shareholders shall make a timely election under Section 338 of Code (and any corresponding elections under State or local tax law) (collectively a “Section 338(h)(10) Election”). The Shareholders and the Purchaser shall (i) take, and cooperate with each other to take, all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election in accordance with Section 338 of the Code and Treasury Regulations Section 1.338(h)(10)-1 or any successor provisions and any comparable provisions arising out of State or local tax law, and (ii) the Shareholders and the Purchaser shall report the sale of the Shares pursuant to this agreement consistent with the Section 338(h)(10) Election and shall take no position contrary thereto or inconsistent therewith in any tax return, any discussion with or Proceeding before any taxing authority, or otherwise. Purchaser will provide Shareholders with an election on IRS Form 8023 with an appropriate asset allocation on IRS Form 8883 for their approval no later than the Closing Date. The Purchaser and the Shareholders agree that the Purchase Price and liabilities of the Company will be allocated among the assets of the Company for all purposes on IRS Form 8883 as set forth in Schedule 5.13. Purchaser, the Company and the Shareholders shall all file Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such election.

Section 5.14 Indebtedness. In the event that the Indebtedness owing to PNC Bank, National Association as of the Closing Date is less than $1,450,000, Purchaser shall reimburse the Shareholders for such offset in an amount equal to $1,450,000 less the amount of the Indebtedness owed to PNC Bank, National Association.
ARTICLE VI
CONDITIONS TO PURCHASER’S OBLIGATIONS
The purchase of the Shares by the Purchaser on the Closing Date is conditioned on satisfaction by the Shareholders, or waiver by the Purchaser, at or prior to the Closing, of the following conditions:
Section 6.1 Representations and Warranties. Each of the representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of that date), and the Shareholders shall have delivered to the Purchaser a certificate of the Shareholders, dated the Closing Date, to such effect.
Section 6.2 Agreements and Covenants. The Company and the Shareholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Shareholders shall have delivered to the Purchaser a certificate of the Shareholders, dated the Closing Date, to such effect.
Section 6.3 Good Standing Certificate. The Shareholders shall have delivered to Purchaser a certificates of existence and/or good standing for the Company (with tax clearance) from the Secretary of State of the State of Florida dated within thirty (30) days of the date of this Agreement.
Section 6.4 No Material Adverse Change. Since the Balance Sheet Date, there shall have been no Material Adverse Change with respect to the Business, and no events, facts or circumstances shall have occurred which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change, and the Shareholders shall have delivered to the Purchaser a certificate of the Shareholders, dated the Closing Date, to such effect.
Section 6.5 No Litigation. No Proceedings shall have been instituted or threatened before a court or other Governmental or Regulatory Authority to restrain or prohibit or materially delay any of the transactions contemplated hereby, and the Shareholders shall have delivered to the Purchaser a certificate of the Shareholders, dated the Closing Date, to such effect.

Section 6.6 Delivery of Shares. Each Shareholder shall have delivered to the Purchaser, and the Purchaser shall have received, one or more certificates or assignments representing, in the aggregate, the number of Shares owned by him, her or it, or, if such certificates or assignments are not available, an affidavit attesting to the loss of such documents accompanied by an indemnity acceptable to Purchaser in its sole discretion.
Section 6.7 No Claim Regarding Share Ownership or Proceeds. There will not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Authorized Stock, or any other voting, equity or ownership interest in, the Company or (ii) is entitled to all or any portion of the Purchase Price payable to the Shareholders for the Shares.
Section 6.8 Consents and Approvals. All governmental and third-party consents, waivers and approvals, if any, disclosed in Schedule 3.4(b) or otherwise necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.
Section 6.9 Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.
Section 6.10 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
Section 6.11 Minute Book and Stock Records. The Shareholders will have delivered to the Purchaser the Company’s original minute book and stock records.
Section 6.12 Pay-Off Letters; Interest Rate Swap Agreement. All Indebtedness of the Company as of the Closing Date shall have been repaid (as evidenced by customary pay-off letters from the holders of such Indebtedness delivered to the Purchaser by the Shareholders) and all arrangements reasonably satisfactory to the Purchaser providing for lien releases, canceled notes and other documents reasonably requested by the Purchaser prior to Closing shall have been made. The Company shall have provided the Purchaser with evidence reasonably satisfactory to the Purchaser that the ISDA Master Agreement, dated as of April 11, 2007, by and between PNC Bank, National Association, and the Company has been terminated.
Section 6.13 Satisfactory Due Diligence. The Purchaser and its Representatives shall have completed their environmental, tax, accounting, appraisal, legal and other due diligence review of the Company, and the Purchaser shall be satisfied in its sole discretion with the results of such due diligence review.
Section 6.14 Resignations. The Company shall have delivered to the Purchaser the resignation of each officer and director of the Company, in their capacities as officers and directors, and not as employees, as the Purchaser shall have specified.

Section 6.15 Consulting Agreement. The Company shall have entered into a two (2) year consulting agreement with Luis R. Mola on terms mutually acceptable to the Company and Luis R. Mola.
Section 6.16 Delivery of Section 338(h)(10) Election Forms. The Shareholders shall have delivered to the Purchaser all required forms, returns, elections, schedules and other documents necessary for the Section 338(h)(10) Election no later than two (2) days prior to the Closing Date.
Section 6.17 Voting Agreement. The Shareholders and the Purchaser shall have entered into a voting agreement with respect to the Purchaser Shares on terms mutually acceptable to the Shareholders and the Purchaser.
ARTICLE VII
CONDITIONS TO SHAREHOLDERS’ OBLIGATIONS
The sale of the Shares by the Shareholders on the Closing Date is conditioned upon satisfaction by the Purchaser, or waiver by the Shareholders, at or prior to the Closing, of the following conditions:
Section 7.1 Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of that date), and the Purchaser shall have delivered to the Shareholders’ Representative a certificate of the Purchaser, dated the Closing Date, to such effect.
Section 7.2 Agreements and Covenants. The Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Purchaser shall have delivered to the Shareholders’ Representative a certificate of the Purchaser, dated the Closing Date, to such effect.
Section 7.3 No Litigation. No Proceedings shall have been instituted or threatened against the Purchaser before a court or other Governmental or Regulatory Authority to restrain or prohibit any of the transactions contemplated hereby, and the Purchaser shall have delivered to Shareholders’ Representative a certificate of the Purchaser, dated the Closing Date, to such effect.
Section 7.4 Consents and Approvals. All governmental and third-party consents, waivers and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.
Section 7.5 Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

Section 7.6 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Shareholders and their counsel, and the Shareholders shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
Section 8.1 Survival of Representations.
(a) Except as set forth in paragraph (b) below, the respective representations and warranties of the parties contained in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement shall survive the purchase and sale of the Shares pursuant to this Agreement until June 30, 2010.
(b) The representations and warranties contained in:
(i) Section 3.1 (Ownership of Shares), Section 3.3 (Authority and Enforceability), Section 3.5 (Capitalization), Section 3.6 (Subsidiaries and Investments) and Section 3.29 (Brokers’ or Finders’ Fees) shall survive indefinitely.
(ii) Section 3.15 (Taxes) and Section 3.23 (Employee Benefit Plans) shall survive until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).
(iii) Section 3.24 (Environmental Matters) shall survive until December 31, 2014.
Section 8.2 Indemnification.
(a) The Shareholders severally agree to indemnify and hold the Purchaser and its Affiliates and their respective stockholders, officers, directors, employees, agents, successors and assigns, harmless from and against any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”), suffered, incurred or paid, directly or indirectly, through application of the Purchaser’s assets or otherwise, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by the Shareholders in this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, (ii) any breach by the Shareholders or the Company of any of their respective covenants or agreements contained herein, and (iii) the Indebtedness (other than to the extent reflected in the calculation of the Purchase Price).
(b) The Purchaser agrees to indemnify and hold the Shareholders and their respective Affiliates and their respective trustees, agents, successors and assigns, harmless from and against any Losses, suffered, incurred or paid, directly or indirectly, through application of the Shareholders’ assets or otherwise, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by the Purchaser in this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date and (ii) any breach by the Purchaser of any of its covenants or agreements contained herein.

(c) The obligations to indemnify and hold harmless pursuant to Sections 8.2(a) and 8.2(b) shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 8.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.
(d) The obligations to indemnify and hold harmless pursuant to Sections 8.2(a)(i) and 8.2(b)(i) shall be limited to an aggregate amount of FIVE MILLION DOLLARS ($5,000,000), except that this limitation shall not apply to Losses which arise from a breach of representations and warranties contained in Section 3.1 (Ownership of Shares), Section 3.3 (Authority and Enforceability), Section 3.5 (Capitalization), Section 3.15 (Taxes) and Section 3.29 (Brokers or Finders’ Fees), or which arises from fraud. No Person shall be entitled to recovery for Losses pursuant to Sections 8.2(a)(i) or 8.2(b)(i) until the total amount of Losses exceeds THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) (the “Deductible Amount”); provided, that to the extent the amount of Losses exceeds the Deductible Amount, the Indemnified Party shall be entitled to recover only the amount of Losses in excess of the Deductible Amount; provided, further, that, the Deductible Amount shall not apply to Losses which arise from a breach of representations and warranties contained in Section 3.1 (Ownership of Shares), Section 3.3 (Authority and Enforceability), Section 3.5 (Capitalization), Section 3.15 (Taxes) and Section 3.29 (Brokers or Finders’ Fees), or which arises from fraud.
(e) The Shareholders shall not have any rights, hereunder or otherwise, to indemnification or contribution from the Company with respect to any matter, and each Shareholder hereby releases the Company from any liability arising out of or in connection with any such claim; provided, however, that the foregoing release is not intended to affect in any way the Shareholders’ right to be indemnified by the Purchaser pursuant to Section 8.2(b).
(f) The Purchaser agrees to indemnify the Shareholders for any additional tax due in the event that the Purchaser or any taxing authority changes the character of an asset allocated on IRS Form 8883 attached hereto as Schedule 5.13.
Section 8.3 Indemnification Procedure.
(a) Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 8.2 hereof (an “Indemnified Party”), including, any claim by a third party described in Section 8.4, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from whom indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”), which Certificate shall:
(i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.
(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within twenty (20) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the twenty (20) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction. The party which receives a final judgment in such dispute shall be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other party.
(c) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within twenty (20) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.3(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.3(b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 8.4, are hereinafter referred to, collectively, as “Agreed Claims.” Within twenty (20) days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than three (3) Business Days prior to such payment.
Section 8.4 Third Party Claims. If a claim by a third party is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the Indemnifying Party of such claims pursuant to Section 8.3; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (ii) the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom; provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the parties agree, reasonably and in good faith, that such third-party claim would give rise to Losses which are more than twice the amount indemnifiable by such Indemnifying Party pursuant to this Article VIII; (ii) the claim for indemnification relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation; (iii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iv) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (v) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, Proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; or (vi) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which either are not available to the Indemnifying Party, or are available to the Indemnifying Party but the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VIII and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any Proceeding relating to such claim.

Section 8.5 Set-Offs Against the Notes. Subject to the indemnification procedures set forth in Section 8.3 and Section 8.4, respectively, an Indemnified Party shall seek reimbursement for any indemnification claim against the Shareholders under Section 8.2(a) to the extent of the amounts remaining unpaid under the Promissory Notes.
ARTICLE IX
TERMINATION
Section 9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:
(a) by either the Purchaser, on the one hand, or the Shareholders, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;
(b) by the Purchaser if any of the conditions in Article VI have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before Closing;
(c) by the Shareholders if any of the conditions in Article VII have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of the Shareholders to comply with its obligations under this Agreement) and the Shareholders have not waived such condition on or before Closing;
(d) by the mutual consent of the Purchaser and the Shareholders; or
(e) by either the Purchaser or the Shareholders if the Closing has not occurred (excluding a delay resulting from the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 2009, or such later date as the parties may agree upon.
Section 9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Except for the obligations contained in Section 5.11, if this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with all of its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. Notwithstanding the foregoing, if the Agreement is terminated pursuant to Section 9.1(e), termination shall be the sole and exclusive remedy and no party shall have any additional rights or remedies available to it.

ARTICLE X
MISCELLANEOUS
Section 10.1 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and financial advisers.
Section 10.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Florida applicable to agreements executed and to be performed solely within such State, without regard to principles of conflicts of law of any jurisdiction.
Section 10.3 Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
Section 10.4 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:
if to the Shareholders, a single notice addressed to the Shareholders’ Representative:
Luis R. Mola
2509 Castilla Isle
Fort Lauderdale, FL 33301
Telephone: (954) 462-0975
with a copy to:
Akerman Senterfitt
One S.E. Third Avenue
Miami, FL 33131
Telephone: (305) 374-5600
Facsimile: (305) 374-5095
Attn: Stephen K. Roddenberry, Esq.

and if to the Purchaser, to
Astronics Corporation
130 Commerce Way
East Aurora, NY 14052
Telephone: (716) 805-1599
Facsimile: (716) 655-0309
Attn: Chief Financial Officer
with a copy to
Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, NY 14202-4040
Telephone: (716) 856-4000
Facsimile: (716) 849-0349
Attn: Robert J. Olivieri, Esq.
or such other address or number as shall be furnished in writing by any such party.
Section 10.5 Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other party hereto, other than by operation of law; provided, that the Purchaser may assign its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary or to any Affiliate. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
Section 10.6 Counterparts; Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, all of which taken together shall constitute one (1) instrument. The parties agree that this Agreement may be executed by facsimile transmission and that the reproduction of signatures by facsimile or similar device shall be treated as binding as if originals, and each party agrees and undertakes to provide the other party with a copy of the Agreement bearing original signatures forthwith upon demand by the other party.
Section 10.7 Entire Agreement; Amendments. This Agreement, including the Schedules and the Exhibits hereto, and the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by the Purchaser and the Shareholders or, in the case of a waiver, by the party waiving compliance.

Section 10.8 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
Section 10.9 Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.
Section 10.10 Third-Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.
Section 10.11 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 10.12 Waiver of Jury Trial. The Purchaser and the Shareholders hereby waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Purchaser and each Shareholder (i) certify that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledge that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.12.

Section 10.13 Shareholders’ Representative.
(a) By the execution and delivery of this Agreement, each Shareholder hereby irrevocably constitutes and appoints Luis R. Mola (or Ramon A. Rodriguez in the event that Luis R. Mola is unable to act hereunder) as the true and lawful agent and attorney-in-fact (“Shareholders’ Representative”) of the Shareholders with full power of substitution to act in the name, place and stead of the Shareholders with respect to the sale of the Shares in accordance with the terms and provisions of this Agreement, and to act on behalf of the Shareholders in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as Shareholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:
(i) to act for the Shareholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Shareholders and to transact matters of litigation;
(ii) to execute and deliver all ancillary agreements, certificates and documents that Shareholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;
(iii) to receive funds and give receipts for funds, including in respect of any Purchase Price payments and adjustments to the Purchase Price;
(iv) to do or refrain from doing any further act or deed on behalf of the Shareholders that the Shareholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Shareholders could do if personally present; and
(v) to receive service of process in connection with any claims under this Agreement.
(b) The appointment of the Shareholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and the Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders’ Representative in all matters referred to herein. All notices required to be made or delivered by the Purchaser to the Shareholders shall be made to the Shareholders’ Representative for the benefit of the Shareholders and shall discharge in full all notice requirements of the Purchaser to the Shareholders with respect thereto.
(c) If any Shareholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Shareholders’ Representative pursuant to this Section 10.13 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not such Shareholder or the Purchaser shall have received notice of such death, incapacity, termination or other event.
[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER: ASTRONICS CORPORATION
By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Vice President — Finance, Chief Financial Officer & Treasurer

COMPANY: D M E CORPORATION
By:	/s/ Luis Mola
	Name:	Luis Mola
	Title:	President

SHAREHOLDERS: LUIS R. MOLA REVOCABLE TRUST
By:	/s/ Luis Mola
	Name:	Luis Mola
	Title:	Trustee

ANA M. MOLA REVOCABLE TRUST
By:	/s/ Ana Mola
	Name:	Ana Mola
	Title:	Trustee

MOLA 1999 FAMILY IRREVOCABLE TRUST f/b/o MARIA FRAXEDAS
By:	/s/ Ana Mola
	Name:	Ana Mola
	Title:	Trustee

MOLA 1999 FAMILY IRREVOCABLE TRUST f/b/o ANA FALOWSKI
By:	/s/ Ana Mola
	Name:	Ana Mola
	Title:	Trustee

MOLA 1999 FAMILY IRREVOCABLE TRUST f/b/o ISABEL MOLA
By:	/s/ Ana Mola
	Name:	Ana Mola
	Title:	Trustee

RAMON A. RODRIGUEZ REVOCABLE TRUST
By:	/s/ Ramon A. Rodriguez
	Name:	Ramon A. Rodriguez
	Title:	Trustee

RAMON A. RODRIGUEZ FAMILY TRUST
By:	/s/ Ramon A. Rodriguez
	Name:	Ramon A. Rodriguez
	Title:	Trustee

SHAREHOLDERS REPRESENTATIVE:
/s/ Luis Mola
LUIS R. MOLA